CONFIRMING STATEMENT

 John L. Drew, Jay C. Hoag, Richard H. Kimball, Jon Q. Reynolds, Jr., William J.G. Griffith IV, Henry J. Feinberg, Technology Crossover Management V, L.L.C., TCV V, L.P. and TCV Member Fund, L.P. ("Filers"), have authorized and designated Robert C. Bensky and Carla S. Newell to execute and file on the Filers' behalf all Forms 3, 4 and 5 (including any amendments thereto) that the Filers may be required to file with the U.S. Securities and Exchange Commission as a result of the Filers' ownership of or transactions in securities of Capella Education Company.  The authority of Robert C. Bensky and Carla S. Newell under this statement shall continue until the Filers are no longer required to file Forms 3, 4 and 5 with regard to their ownership of or transactions in securities of Capella Education Company, unless revoked in writing.  The Filers acknowledges that Robert C. Bensky and Carla S. Newell are not assuming any of the Filers' responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  November 9, 2006

    s/  John L. Drew

         John L. Drew

    s/  Richard H. Kimball

         Richard H. Kimball

                        s/  Jay C. Hoag

         Jay C. Hoag

    s/  Jon Q. Reynolds, Jr.

         Jon Q. Reynolds, Jr.

                        s/  William J. G. Griffith IV

         William J.G. Griffith IV

                        s/  Henry J. Feinberg

         Henry J. Feinberg

    s/  Technology Crossover Management V, L.L.C.

         Technology Crossover Management V, L.L.C.

    s/  TCV V, L.P.

         TCV V, L.P.

    s/  TCV Member Fund, L.P.

         TCV Member Fund, L.P.